Michael Newman Remarks Transcript - 8/6/15
(Novatel Wireless, Inc. Second Quarter 2015 Financial Results Conference Call)
Thanks Michael, and thanks to everyone for joining us on this call to discuss an extremely busy and transformative quarter for Novatel Wireless.
During the second quarter, we became a dramatically different Novatel Wireless from where we began the year, and from where we have been for the past many years. Three huge events occurred during the second quarter, and combined to propel the Company forward with our IoT strategy:
First, we integrated Feeney Wireless, or FW, which we acquired at the very end of March.
Second, we raised $120 million in financing via the issuance of convertible debt.
Third, we negotiated and signed the acquisition of DigiCore, which we expect to close by October.
Any of these, by themselves, would have been an extremely significant event. Together, they made for an incredibly busy and transformational second quarter, with our focus sharpening on the IoT market and gross margin expansion. As a result, we believe that Novatel is in position to be one of the leading IoT companies with significant long-term growth potential. I’ll describe all three of these major second quarter events in more detail throughout my discussion this afternoon.
Total revenue in the second quarter of 2015 grew 47.1% from the second quarter of 2014, to $54.8 million, up from $37.3 million in the second quarter of 2014.
Importantly, 36% of our total revenues in Q2 were attributable to M2M products, compared to only 26% of our Q2-2014 revenues and only 17% of our revenues in the first quarter of this year. Revenue growth in the second quarter was driven by our M2M product sales, which generated $19.8 million of revenue in the second quarter of 2015, double from Q2 of 2014 and $10.9 million greater than we achieved in the first quarter of this year. We acquired FW at the end of Q1, so bear in mind that Q2 was our first full quarter with FW as part of Novatel.
Overall, the balancing of our business toward IoT, and the IoT industry’s more attractive gross margins, significantly improved in the second quarter. Based on our expectations for continued IoT growth trends, combined with the anticipated closing of the DigiCore acquisition, we are driving toward ending the year with M2M revenues at an annualized run rate of $200 million, along with 45% to 50% gross margins for the M2M business.
It wasn’t that long ago, just 7 months ago, that we entered 2015 at an annualized M2M revenue run rate of $34 million, while boldly claiming that via a combination of organic growth and multiple m&a transactions, we could reach up to $200 million in annual M2M revenues. With just the two highly accretive and synergistic acquisitions of FW and DigiCore, along with our organic growth, we expect to exit 2015 having quintupled our M2M business in a 12-month span.
We could not be happier with the seamless acquisition and strong initial performance of FW. FW and its Accenture-like business model has enabled Novatel to progress from device-only sales in IoT to what we refer to as 5-circles sales in which we monetize the sale of the device, cloud, airtime, professional services and managed services. Put another way, FW completes our IoT toolkit, enabling the combined entity to uniquely provide a full-stack solution to many of the key IoT verticals.
Our decision to acquire DigiCore rested, in part, on our belief that a full-stack, or end-to-end offering, is a particularly unique and compelling offering in the high-growth Telematics vertical of IoT. The Telematics vertical includes fleet management, vehicle monitoring & recovery, user-based insurance, and asset tracking. I’ll talk a bit more about DigiCore later on.
While we were highly successful in the second quarter driving IoT revenues and also on the M&A front, we fell short of our expectations with respect to mobile computing. Revenue from our mobile computing products grew 27.3% to $35.0 million in Q2-2015 compared to Q2 a year ago, led by continued strong sales of our MiFi 6620L. Mobile computing revenue declined sequentially from Q1 as a result of several delayed product launches and a shortfall in legacy product sell-through for the quarter.
While that was disappointing, we did win two key mobile computing carrier awards for 2016. One of these awards should be the most significant profitability driver in our mobile computing portfolio in 2016 and 2017, and is a continuation of an existing Novatel mobile broadband slot at a major carrier. The other award blazes a new product category for our carrier portfolio, and in a carrier slot that has been highly profitable over the past few years for the displaced competitor. We expect to generate hundreds of millions of dollars in future revenue based on these two carrier wins. So, while Q2 revenues were challenged for mobile computing, with these two key carrier award wins, we believe that we have secured our mobile computing franchise through 2017.
Now, I’ll move onto the details of our 2nd quarter results. . .
Non-GAAP gross margin increased across all of our product sets in the second quarter of 2015, with overall non-GAAP gross margin of 29.1%, compared to just 11.0% in Q2 a year ago and up sequentially by 4.3 percent from just 24.8% in the first quarter. Non-GAAP gross margin for M2M products increased to 30.6% in Q2 of 2015, compared to just 8.2% in Q2 a year ago, and non-GAAP gross margin for mobile computing products increased to 28.2% in Q2 of 2015, compared to 11.9% in Q2 a year ago. We continue to generate significant gross margin improvements by selling a better mix of products and by increasing the percentage of our product revenues that are associated with IoT products.
Our operating expenses in the second quarter increased to $19.3 million, compared to $15.2 million in Q2 a year ago. FW was not part of Novatel in 2014, and the FW portion of the Novatel business that was added to our cost structure in Q2 was profitable, with positive operating cash flow, on an FW stand-alone basis. However, during the 2nd quarter, after we targeted DigiCore for acquisition, we proceeded to make increased investments in order to prepare for our transition into an IoT company with multiple 5-circles offerings on a global scale. This led to a faster hiring ramp for the personnel needed, and increased expenditures, in order to capitalize on the combined DigiCore and FW IoT opportunity. When combined with higher-than-expected litigation expense and settlements, our second quarter operating expenses exceeded our guidance range.
On the tail end of that hiring ramp, in the third quarter, we reduced costs and personnel related to several of our legacy operations in order to re-align our cost structure to levels appropriate to our new model. More specifically, with our key 2016 carrier award wins protecting our mobile computing franchise through 2017, we are able to re-deploy development efforts that had previously focused on other mobile computing related initiatives. Instead, we aim our resources toward the 5-circles IoT opportunities coming our way versus chasing lower margin one-time hardware wins.
With respect to the details of these cost cutting activities, earlier this week we reduced our workforce by approximately 55 total heads. This consisted of 34 employees, representing approximately 9% of our employees, and 21 outsourced or contractor roles. All 55 impacted individuals were with Novatel, with most having been involved with the company’s legacy initiatives. None of the impacted individuals were with FW, because as I mentioned, FW continues to be cash-flow positive on a stand-alone basis. Overall, the restructuring activities should reduce our annualized operating expense structure by $10 million, and are intended to drive legacy Novatel operations into profitability to align with the cash-generating power of both FW and DigiCore. We’ll see much of the savings in the third quarter having commenced the activities in August, and then the full cost savings in the fourth quarter. We expect to record a restructuring charge of approximately $600k in the third quarter related to these activities.
Getting back to our Q2 results. Our adjusted EBITDA in Q2 improved by $7.2 million compared to Q2 a year ago, at ($2.3 million) compared to ($9.5 million) a year ago. We had achieved a positive adjusted EBITDA for each of the past two sequential quarters, so despite the 76% year-over-year improvement in adjusted EBITDA, we had expected better in Q2. And after our restructuring activities in Q3, we believe EBITDA will once again improve going forward.
In the second quarter of 2015, our non-GAAP net loss improved by $6.8 million, to approximately $4.3 million, or $0.08 net loss per share, compared to an $11.2 million net loss in Q2 last year, or $0.33 net loss per share.
I think most of you know how we calculate our non-GAAP financial results, and a reconciliation of our GAAP to non-GAAP financials is contained in our earnings release. In the 2nd quarter of 2015, we excluded share-based compensation expense of approximately $1.2 million and reversed $300k of accruals related to an all-employee retention bonus plan adopted during 2014 as part of the Company’s turnaround efforts. We also excluded approximately $4 million related to m&a activities.
Moving on to the balance sheet. . .
We ended the second quarter with cash and cash equivalents of $17.9 million, compared to $9.4 million at March 31. During the second quarter, we paid down the outstanding balance on our $25 million revolving credit facility with Wells Fargo, and the credit facility remains available for future drawdowns.
We also have $88.5 million in an acquisition-related escrow account for the anticipated acquisition of DigiCore, as is required under local rules to acquire a South African publicly-listed company. The actual purchase price for DigiCore was estimated at $87 million on the date that we established the escrow account and signed the purchase agreement. The funding for the DigiCore acquisition and the additional cash on the balance sheet was obtained from our June 10th issuance of $120 million of 5.5% convertible senior unsecured notes. We received net proceeds of $116.5 million from these Convertible Notes, with interest-only payments due semi-annually on each December 15 and June 15, commencing with a $3.3 million interest payment due on December 15, 2015.
Accounts receivables at the end of Q2 remained consistent with A/R at the end of Q1, at approximately $33.4 million. Our inventory declined by $6.7 million during the second quarter, with accounts payable also declining by $11.6 million in Q2, as we sold down inventory while generating revenue, particularly with respect to FW sales.
Finally, on our share count, our weighted average shares outstanding increased to 53.4 million shares in Q2 compared to 46.3 million shares in Q1. This increase in weighted average shares is driven primarily by two factors. First, in order to partially finance the FW acquisition, HC2 exercised approximately 3.8 million warrants for cash in late March, and those shares were outstanding for the full quarter in Q2. Second, a payment of $15 million for part of the purchase price for FW is due to be paid in shares of Novatel common stock in early 2016, and under applicable accounting rules, the approximately 3.2 million shares issuable for this portion of the acquisition price, valued as of the March 27, 2015 acquisition date, are also included in our weighted average share count.
Looking ahead at our expected Q3 weighted average shares, on July 22nd, we issued approximately 2.2 million shares to employees for the payout of an all-employee retention bonus plan that was adopted in mid-2014 as part of our turnaround efforts. This one-time retention bonus program has now concluded.
Now, I’d like to briefly discuss our third quarter guidance:
We anticipate continued strength in M2M revenues, with our portfolio of FW products driving enhanced sales for our IoT business. We remain confident that our 3rd quarter M2M revenues will meet or exceed the solid start that our combined FW/Novatel business experienced in Q2. On the mobile computing side, we expect continued stable sales of our MiFi 6620L product. The variability in our overall revenue guidance range is driven by sales of our legacy MiFi products through third-party distribution channels, the magnitude of the sales ramp for the MiFi products that we recently launched, as well as the launch of our MiFi 6630 product with other wireless carriers. This combines for a 3nd quarter revenue guidance range of $52 to $60 million.
We anticipate another strong non-GAAP gross margin performance across all product sets in Q3, as we continue to benefit from our broader IoT product portfolio since the FW acquisition, with M2M gross margins generally being higher than mobile computing gross margins. As a result, we expect third quarter non-GAAP gross margins of 27.5 to 28.5%.
On the expense side, with the restructuring activities that we commenced this week, we anticipate non-GAAP operating expenses to decrease sequentially in Q3 to $17 to $18 million.
Adjusted EBITDA should improve in third quarter as a result of our restructuring activities, and we expect adjusted EBITDA in Q3 in the ($1.6 million) up to $100k range.
We also anticipate Q3 non-GAAP loss per share of ($0.08) to ($0.05), based on 55 to 56 million weighted average shares outstanding in Q3.
Now, onto some thoughts on the signed DigiCore acquisition. We anticipate closing the acquisition by October, and I want to give you some color on what you can expect. Under local rules for public companies in South Africa, DigiCore posts its financial results every 6 months. DigiCore last publicly reported financial results for the 6 months ended December 31, 2014. In September, we expect DigiCore to report their financial results for the 6 months and fiscal year ended June 30, 2015. For now, I will need to limit my comments to their 6 months ended December 31, 2014.
Based on current exchange rates and as publicly reported under IFRS, in the 6 months ended December 31, 2014, DigiCore generated approximately $35 million in IoT revenues, with gross margins of approximately 66%, for an adjusted EBITDA of approximately $4 million. US and South African securities rules prevent me from providing a great deal of pro forma analysis at this time, but when you combine those half-year revenues, with reasonably assumed second half growth rates, at those gross margins, with that income level, to our financial profile, it’s easy to see that once we acquire DigiCore, we will be a dramatically changed company.
From the time we close the DigiCore acquisition, in combination with continued strong performance by our FW and Novatel teams, we expect our quarterly M2M revenues to represent more than 50% of our total revenues, with total non-GAAP gross margins of 35% to 40%, M2M non-GAAP gross margins of 45% to 50%, with annualized adjusted EBITDA of $25 to $40 million, generating positive free cash flow. I encourage you to review DigiCore’s published financial information, what’s available now and what will be released in September, and I believe that you will be excited by what you see.

And that’s just looking at the numbers. Post-acquisition, we believe that Novatel will be the only company that can offer a full-stack telematics solution, via a combination of DigiCore, FW and Novatel offerings. As I mentioned at the beginning of my remarks, the Novatel Wireless of 2016 and beyond will bear little resemblance to the stagnating company that our management team inherited just 12 months ago.
I’m now going to turn the call over to Alex so he can further discuss DigiCore, FW and our promising future. . . .

Alex Mashinsky Remarks Transcript - 8/6/15
(Novatel Wireless, Inc. Second Quarter 2015 Financial Results Conference Call)
Thanks, Mike.

After the recent cost reduction, we have a very profitable MiFi business that is expected to grow 20% in 2016 and 2017 and a fast growing IoT business that is expected to start generating free cash flow by the end of this year.

Let me talk a little bit about our MiFi franchise. We recently won four carrier awards - additional awards - for MiFi. Three of these will be shipping in early 2016. These awards represent hundreds of millions of dollars in new revenue.

We have a very stable and growing franchise with Verizon. I want to share with you the history of the MiFi franchise. In 2009, we introduced the 2200, our first [Verizon] MiFi, which shipped over 2.4 Million units. That was followed by the 4510, which shipped in April 2011. That shipped 1.8 Million units. It was followed by the 4620 in March of 2012 which shipped 1.3 Million units. This was followed by our best seller, the 5510, in January 2013, which shipped 2M units. Not only is it our best seller, its still shipping today in volume. We recently also introduced the 6620 back in October 2014 and that product has shipped over 700,000 units and is shipping at its highest levels since launch. This stability and growth of our franchise and the new wins represent a very stable, growing franchise throughout 2017. Verizon gives its best corporate customers new MiFi devices every two years as they renew their contracts. We estimate that three-quarters of all of our sales are with corporate customers. This explains the stability in the [Verizon] MiFi franchise.

Now, let’s talk a little bit about our IoT franchise. Novatel Wireless IoT has launched several new products and we expect new record IoT sales in Q4. FW has scaled faster than our expectations and we continue investing in the business. We increased their headcount from 93 to 107 since the purchase of the company. We expect revenues of $25 million dollars for Novatel Wireless and FW IoT in Q4.

Let me turn to DigiCore. We see great acceleration at DigiCore and we recently started jointly bidding on SaaS business with DigiCore. For example, we have a large fleet award in Asia where we jointly bid recently. We have another large fleet award with a dealership in the Middle East, and we have a nice win in the EU with a UBI solution that DigiCore developed. That’s our second UBI deployment in Europe. We’re also targeting several large companies in North America with additional wins. Customers all over the world love our integrated, full stack telematics solutions.

Now, let me turn to the Q2 10 million dollar miss. As Mike mentioned, the delayed Verizon launch of the U620L and delayed purchases of products in the wholesale channel have caused us to miss the numbers. This miss had nothing to do with the 6620 leading Verizon product that is shipping at new records. Despite these misses, we still delivered 20+ percent growth in the MiFi business and in Q1 delivered 23% growth year-over-year and Q2 delivered 27% growth. We do expect slower Q3 MiFi sales but see acceleration in 2016 which will deliver continued double digit growth for MiFi.

We also see acceleration on the IoT side as we’re changing the mix of products, we’re scaling our margins and we see new SaaS revenue and recurring revenues.

Our top products, the 6620, the 1114, the 620L, HS3001, and the FW Skyus are all shipping at new highest levels since they were launched. That is definitely something to talk about.

We also have seen managed services just cross $500k a month growing 30% YOY and DMS crossed 125k reoccurring users growing 20%, and the team has done an amazing job increasing gross margins from 11% last year to 29% this year. And we’re also going to double these margins again as we integrate DigiCore and add many new SaaS services.

Let me turn to the expenses side. We implemented a strict ROI review of every new project and set the bar pretty high. For example, our 5510 has returned $8 in margin for every $1 of invested capital while other programs have had losses. Our expenses increased due to the ramp in product development, we have 12 new products on the roadmap. Four of them are the carrier wins I had mentioned before, eight of them are our new IoT products, which we’re just adding to the mix. Our R&D investments are starting to pay dividends. We launched four new products in the first half of 2015, the 1100, the 620L, the 6630, and the MT1200. And with the substantial work behind us, we’re starting to see revenues from all of these products. We’ll also control costs better going forward. We have a great new team. I think that this is the best team that Novatel [Wireless] has ever had. And with the mix of new great products, we are attacking all the new verticals in IoT.

We’re gonna focus our efforts in 2016 to scale and expand on our Novatel [Wireless] and FW sales into the 54 countries where DigiCore currently already sells their products.

We’ve replaced the top dozen people in the organization and our new sales team has transitioned from hardware sales focus to SaaS sales.

I want to share with you the leverage we have in our model. We proved that we can expand margins significantly; we can now better control costs; and we’re applying the MiFi profits of the MiFi franchise to new projects with higher margins. We now project every program based on historical data and customer commitments and don’t invest in any program that is less than 2 times expected return on investment.

When I arrived a year ago, our focus was to stabilize the Novatel [Wireless] hardware business. Now, with the FW and Digicore acquisitions, our focus is shifting to scaling our SaaS recurring revenues. We see strong demand worldwide for fleet and UBI full stack solutions and we are well positioned to capitalize on it. I remain excited and energized with all the prospects and continued improvement in our business.

I will now open it up for questions.